June 5, 1998


PBHG Advisor Funds, Inc.
825 Duportail Road
Wayne, PA 19087


              Re:   PBHG Advisor Funds, Inc.
                    Registration Statement on Form N-14

Gentlemen:

              We have acted as counsel to PBHG Advisor Funds, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland registered under the Investment Company Act of 1940 ("1940 Act") as an open-end series management investment company.

              This opinion is given in connection with the filing by the Company of its Registration Statement on Form N-14 ("Registration Statement") under the 1933 Act relating to the proposed reorganization of The Defensive Equity Portfolio of Analytic Optioned Equity Fund with PBHG Advisor Defensive Equity Fund, a series of the Company.

              In connection with our giving this opinion, we have examined a copy of the Charter of the Company, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the combined proxy statement and prospectus included in the Registration Statement (the "Prospectus"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Company.

              Based on the foregoing, we are of the opinion that the Shares being registered pursuant to the Registration Statement are duly authorized and, when issued as described in the Prospectus, will be legally issued, fully paid and non-assessable.

              We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information - Counsel and Independent Accountants" in the Prospectus.

                                               Very truly yours,